Exhibit 99.1

For immediate release

AAR REPORTS FIRST QUARTER FISCAL YEAR 2017 RESULTS

•           First quarter sales of $404.8 million, up 4.7% from Q1 FY2016

•           First quarter diluted earnings per share from continuing operations of $0.29, up 38% from Q1 FY2016

•            Awarded Global Aviation Support Services contract from the U.S. Department of State’s Bureau of International Narcotics and Law Enforcement Affairs Office of Aviation (INL/A)

WOOD DALE, ILLINOIS (September 22, 2016) — AAR CORP. (NYSE: AIR) today reported first quarter Fiscal Year 2017 consolidated sales of $404.8 million and income from continuing operations of $9.9 million, or $0.29 per diluted share.  For the first quarter of the prior fiscal year, the Company reported sales of $386.7 million and income from continuing operations of $7.4 million, or $0.21 per diluted share.

“Our Aviation Services segment delivered strong results once again as sales in the first quarter grew 6% from last year to $334.6 million, contributing to improved margins.  Our supply chain business continued to exhibit very good performance in the period,” said David P. Storch, Chairman, President, and Chief Executive Officer of AAR CORP.  Recent government contract awards contributed to sales growth in Aviation Services. Sales to commercial customers increased from improved demand for aftermarket parts trading and the ramp up of new distribution contracts.  We also announced several new commercial contracts during the quarter for our programs business.

Storch continued, “We are very pleased with the award from the Department of State Air Wing (INL/A) to provide maintenance, logistics, and operations services under the Global Aviation Support Services contract.  The potential duration of this contract is eleven years, including a 6 month phase-in.  The incumbent contractor filed a protest on September 11, 2016 and we expect a final decision on the protest no later than December 21, 2016.”

Gross profit increased over the prior year in both segments. In the Aviation Services segment, there was an increase in gross profit of $3.5 million primarily due to sales growth.  In the Expeditionary Services segment, gross profit was up $4.1 million while margins increased due to improved profitability in our mobility products business. During the first quarter of fiscal 2017, we decided to retain our composite manufacturing operations as a product line in our mobility products business.  As a result, we reclassified our composite manufacturing operations to continuing operations for all periods presented.

Selling, general and administrative expenses as a percentage of sales were 11.1% for the first quarter, compared to 10.3% last year. This increase was driven by investments in new business development.  Net interest expense from continuing operations for the quarter was $1.3 million compared to $1.9 million last year.

During the first quarter, the Company paid cash dividends of $2.6 million, or $0.075 per share, and repurchased approximately 619,000 shares for $14.8 million, or $23.94 per share.  Average diluted share count for the quarter was 34.1 million compared to 35.1 million in the first quarter last year.

Conference Call Information

AAR will hold its quarterly conference call at 3:45 p.m. CDT on September 22, 2016. The conference call can be accessed by calling 866-802-4322 from inside the U.S. or 703-639-1319 from outside the U.S.  A replay of the conference call will be available by calling 888-266-2081 from inside the U.S. or 703-925-2533 from outside the U.S. (access code 1623126). The replay will be available from 8:15 p.m. CDT on September 22, 2016, until 11:59 p.m. CDT on September 29, 2016.

About AAR

AAR is a global aftermarket solutions company that employs more than 4,500 people in over 20 countries. Based in Wood Dale, Illinois, AAR supports commercial aviation and government customers through two operating segments: Aviation Services and Expeditionary Services. AAR’s Aviation Services include inventory management; parts supply; OEM parts distribution; aircraft maintenance, repair and overhaul; and component repair. AAR’s Expeditionary Services include airlift operations; mobility systems; and command and control centers in support of military and humanitarian missions. Additional information can be found at www.aarcorp.com.

Contact: Jason Secore, Vice President, Treasurer | (630) 227-2075 | jason.secore@aarcorp.com

This press release contains certain statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based on beliefs of Company management, as well as assumptions and estimates based on information currently available to the Company, and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated, including those factors discussed under Item 1A, entitled “Risk Factors”, included in the Company’s Form 10-K for the fiscal year ended May 31, 2016. Should one or more of these risks or uncertainties materialize adversely, or should underlying assumptions or estimates prove incorrect, actual results may vary materially from those described.  These events and uncertainties are difficult or impossible to predict accurately and many are beyond the Company’s control.  The Company assumes no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. For additional information, see the comments included in AAR’s filings with the Securities and Exchange Commission.

AAR CORP. and Subsidiaries

Consolidated Statements of Income
(In millions except per share data - unaudited)

	Three Months Ended August 31,
	2016	2015

Sales	$404.8	$386.7
Cost and expenses:
Cost of sales	343.3	332.8
Selling, general and administrative	44.8	40.0
Loss from aircraft joint ventures	—	(0.3)
Operating income	16.7	13.6
Loss on extinguishment of debt	—	(0.3)
Interest expense, net	(1.3)	(1.9)
Income from continuing operations before income taxes	15.4	11.4
Income tax expense	5.5	4.0
Income from continuing operations	9.9	7.4

Income (Loss) from discontinued operations	(0.4)	15.5

Net income	$9.5	$22.9

Earnings per share — Basic
Earnings from continuing operations	$0.29	$0.21
Earnings (Loss) from discontinued operations	(0.01)	0.44
Earnings per share — Basic	$0.28	$0.65

Earnings per share — Diluted
Earnings from continuing operations	$0.29	$0.21
Earnings (Loss) from discontinued operations	(0.01)	0.44
Earnings per share — Diluted	$0.28	$0.65

Share Data:
Weighted average shares outstanding — Basic	33.9	34.7
Weighted average shares outstanding — Diluted	34.1	35.1

AAR CORP. and Subsidiaries

Consolidated Balance Sheet Highlights

(In millions except per share data)

	August 31, 2016	May 31, 2016
	(Unaudited)

Cash and cash equivalents	$7.9	$31.2
Current assets	849.4	881.7
Current liabilities (excluding debt accounts)	307.4	329.4
Net property, plant and equipment	231.4	238.1
Total assets	1,427.0	1,456.0
Total debt	151.6	150.1
Stockholders’ equity	858.5	865.8
Book value per share	$25.10	$25.10
Shares outstanding	34.2	34.5

Sales By Business Segment

(In millions - unaudited)

	Three Months Ended August 31,
	2016	2015
Aviation Services	$334.6	$315.8
Expeditionary Services	70.2	70.9
	$404.8	$386.7

Gross Profit by Business Segment

(In millions- unaudited)

	Three Months Ended August 31,
	2016	2015
Aviation Services	$53.4	$49.9
Expeditionary Services	8.1	4.0
	$61.5	$53.9

Note: Pursuant to SEC Regulation G, the Company has included the following reconciliation of financial measure reported on a non-GAAP basis to compare financial measures reported on the basis of Generally Accepted Accounting Principles (“GAAP”).

Net Debt

(In millions- unaudited)

	August 31, 2016	August 31, 2015
Total debt	$151.6	$179.5
Less: Cash and cash equivalents	(7.9)	(28.7)
Net debt	$143.7	$150.8